UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 13, 2014

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35846	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 13, 2014, the Board of Directors (the “Board”) of West Corporation (the “Company”) increased the size of the Board by one to a total of eight members and, following such increase, elected Lee Adrean as a member of the Board to a term expiring at the annual meeting of stockholders to be held in 2015. Since October 2006, Mr. Adrean has served as Corporate Vice President and Chief Financial Officer of Equifax, Inc., an information services company. The Board has determined that Mr. Adrean is independent in accordance with the requirements of the NASDAQ Stock Market and has appointed Mr. Adrean to serve as a member of the Board’s Audit Committee. Mr. Adrean will receive the compensation established by the Company from time-to-time for non-employee directors (excluding non-employee directors affiliated with the Company’s sponsors), which currently includes an annual cash retainer fee of $75,000 and equity grant of shares of the Company’s common stock with a fair market value equal to $100,000.

There are no arrangements or understandings between Mr. Adrean and any other persons pursuant to which he was selected as a director, and Mr. Adrean has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: March 13, 2014	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer